Registration No. 333-

As filed with the Securities and Exchange Commission on April 1, 2005

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERCER INSURANCE GROUP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or jurisdiction of incorporation or organization)	23-2934601 (I.R.S. Employer Identification No.)

10 North Highway 31, Pennington, NJ	08534
(Address of principal executive offices)	(Zip Code)

2004 MERCER INSURANCE GROUP, INC. STOCK INCENTIVE PLAN
(Full title of the plan)

Andrew R. Speaker, President and CEO
Mercer Insurance Group, Inc.
10 North Highway 31
Pennington, NJ   08534
(609) 737-0426

(Name, Address and telephone number of agents for service)

Copies of communications to:

Jeffrey P. Waldron, Esquire
Stevens  & Lee
620 Freedom Business Center
Suite 200
P. O. Box 62330
King of Prussia, PA 19406
(610) 205-6028

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock (no par value)	944,597 Shares	$12.87	$12,156,963	$1,430.87

(1)   The provisions of Rule 416 of the Securities Act of 1933, as amended shall apply to the number of shares registered on this Registration Statement and shall automatically increase or decrease as a result of stock splits, stock dividends or similar transactions.

(2)   Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended.  In accordance with Rule 457(h) of the Securities Act of 1933, as amended, such price is the average of the high and low sale prices for the Common Stock as quoted on the Nasdaq National Market on March 31, 2005, which is the last day the common stock traded prior to the filing of this registration statement.

(3)   Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement relates to the 2004 Mercer Insurance Group, Inc. Stock Incentive Plan (the “Plan”).  Mercer Insurance Group, Inc. (“Mercer”), a Pennsylvania corporation, is sometimes referred to herein as the “Company” or the “Registrant.”

Item 1.  Incorporation of Documents by Reference

The Company hereby incorporates by reference into this Registration Statement the documents listed in (a) through (c) below:

(a)   The Annual Report of the Company filed on Form 10-K for the fiscal year ended December 31, 2004;

(b)   The Company’s Current Report on Form 8-K filed March 1, 2005; and

(c)   The description of the capital stock of the Company, no par value, as set forth in the Company’s Form 8-A filed with the Commission on November 28, 2003.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 2.  Description of Securities

Not Applicable.

Item 3.  Interests of Named Experts and Counsel

Not Applicable.

Item 4.  Indemnification of Directors and Officers

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct.  Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The bylaws of Mercer provide for (1) indemnification of directors, officers, employees and agents of Mercer and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law unless the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as it may be amended, and such breach or failure to perform constitutes willful misconduct or recklessness.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Mercer.

Insofar as indemnification by Mercer for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of Mercer pursuant to the foregoing provisions, Mercer has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is, therefore, unenforceable.

Item 5.  Exemption from Registration Claimed

Not Applicable.

Item 6.  Exhibits

The following is a complete list of exhibits filed as part of this Registration Statement:

Exhibit Number	Description	Method of Filing

4.1	2004 Mercer Insurance Group, Inc. Stock Incentive Plan	Filed Herewith

5.1	Opinion of Stevens & Lee	Filed herewith.

23.1	Consent of KPMG LLP	Filed herewith.

23.2	Consent of Stevens & Lee	See Exhibit 5.1 hereof.

24.1	Power of Attorney	Included as part of the signature pages hereof.

Item 7.  Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)          To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Pennington, State of New Jersey, on April 1, 2005.

MERCER INSURANCE GROUP, INC.

By:	/s/ Andrew R. Speaker
Andrew R. Speaker,
President and Chief Executive
Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Andrew R. Speaker, H. Thomas Davis, Jr., Paul D. Ehrhardt and Jeffrey P. Waldron, and each of them acting individually, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Roland D. Boehm	Vice Chairman of the Board of Directors	April 1, 2005
Roland D. Boehm

/s/ H. Thomas Davis, Jr.	Senior Vice President and a Director	April 1, 2005
H. Thomas Davis, Jr.

/s/ William V.R. Fogler	Director	April 1, 2005
William V. R. Fogler

/s/ William C. Hart	Director	April 1, 2005
William C. Hart

/s/ George T. Hornyak, Jr.	Director	April 1, 2005
George T. Hornyak, Jr.

/s/ Samuel J. Malizia	Director	April 1, 2005
Samuel J. Malizia

/s/ Richard U. Niedt	Director	April 1, 2005
Richard U. Niedt

/s/ Andrew R. Speaker	President and Chief Executive Officer and a Director	April 1, 2005
Andrew R. Speaker	(Principal Executive and Financial Officer)

/s/David B. Merclean	Chief Financial Officer (Principal Accounting Officer)	April 1, 2005
David B. Merclean

/s/ Richard G. Van Noy	Chairman of the Board of Directors	April 1, 2005
Richard G. Van Noy

/s/ Gordon A. Coleman	Treasurer	April 1, 2005
Gordon A. Coleman

EXHIBIT INDEX

Exhibit Number	Description	Method of Filing

4.1	2004 Mercer Insurance Group, Inc. Stock Incentive Plan	Filed Herewith

5.1	Opinion of Stevens & Lee	Filed herewith.

23.1	Consent of KPMG LLP	Filed herewith.

23.2	Consent of Stevens & Lee	See Exhibit 5.1 hereof.

24.1	Power of Attorney	Included as part of the signature pages hereof.